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                                                                       EXHIBIT 5


                         OPINION OF PAUL J. QUINER, ESQ.





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                                 July 12, 2001

Per-Se Technologies, Inc.
2840 Mt. Wilkinson Parkway
Atlanta, Georgia  30339

         Re: Per-Se Technologies, Inc. -- Form S-8 Registration Statement

Ladies and Gentlemen:

         I serve as General Counsel to Per-Se Technologies, Inc., a Delaware corporation ( the "Company"). In connection with the proposed filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the "Registration Statement") relating to 983,597 shares of the Company's voting common stock, par value $.01 per share ("Common Stock"), to be offered pursuant to the Per-Se Technologies, Inc. Non-Qualified Stock Option Plan for Non-Executive Employees, as amended (the "Plan"), I have examined and relied upon such records, documents, certificates and other instruments as in my judgment are necessary or appropriate to form the basis for the opinion set forth below. In all such examinations, I have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to me as certified, conformed or photographic copies, and as to any certificates of public officials, I have assumed the same to have been properly given and to be accurate.

         This opinion is limited in all respects to the federal laws of the United States of America and the laws of the State of Delaware, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinion expressed below.

         Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, I am of the opinion that the shares of Common Stock to be issued upon the exercise of options (the "Options") granted to eligible employees under the Plan are duly authorized and, assuming that (i) the shares of Common Stock so issuable continue to be duly authorized on the dates of exercise of the Options; (ii) on such dates of exercise the Options will constitute the legal, valid, and binding obligations of the Company and will (subject to applicable bankruptcy, insolvency, and other laws affecting the enforceability of creditors' rights generally) be enforceable as to the Company in accordance with the terms of the Plan; and (iii) no change occurs in the applicable law or the pertinent facts, then, when the Options are duly and effectively exercised in accordance with the terms of the Plan, the shares of Common Stock so issuable will be legally issued, fully paid and nonassessable.

         I consent to the filing of this opinion as an exhibit to the Registration Statement.

                                   Very truly yours,


                                   /s/ PAUL J. QUINER
                                   Paul J. Quiner
                                   General Counsel